Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Corporación Inmobiliaria Vesta, S.A.B. de C.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, no par value, represented by American depositary shares, or “ADSs”	457(o)	10,000,000	$10.00	$100,000,000	0.0001102	$11,020
	Total Offering Amounts					$100,000,000		$11,020
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$11,020
(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes up to an additional 15% of the aggregate offering price to cover an option granted to the underwriters to purchase additional common shares represented by ADSs for a period of 30 days from the date of the prospectus. See “Underwriting.”

(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.